As filed with the Securities and Exchange Commission on May 13, 2025

Registration No. 333-211278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT NO. 333-211278
UNDER THE SECURITIES ACT OF 1933

LOEWS CORPORATION

(Exact Name of Registrant as Specified In Its Charter)

Delaware	13-2646102
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, New York, NY	10019-2714
(Address of principal executive offices)	(Zip Code)

Loews Corporation 2016 Incentive Compensation Plan
(Full Title of the Plan)

Marc A. Alpert, Esq.
Senior Vice President, General Counsel and Secretary
9 West 57th Street
New York, New York 10019-2714
(Name and Address of Agent of Service)
(212) 521-2000

With a copy to:
Robert W. Downes
Marc Trevino
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	□
Non-accelerated filer	□	Smaller reporting company	□
		Emerging Growth Company	□
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On May 11, 2016, Loews Corporation (the “Company”) filed a registration statement on Form S-8 (Registration Statement No. 333-211278) (the “Form S-8”) registering 9,000,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”) and any additional securities to be offered or issued resulting from stock splits, stock dividends or any similar such transaction, to be issued to participants under the Loews Corporation 2016 Incentive Compensation Plan (the “2016 Plan”). On May 13, 2025 (the “Effective Date”), the Company’s shareholders approved the adoption of the Loews Corporation 2025 Incentive Compensation Plan (the “2025 Plan”) which replaces the 2016 Plan. As of the Effective Date, no new awards may be granted under the 2016 Plan. According to the terms of the 2025 Plan, the 3,779,973 shares of Common Stock that remained available for issuance under the 2016 Plan and were not subject to outstanding awards granted under the 2016 Plan as of the Effective Date (the “Unused Reserve”) will not be available for issuance under the 2025 Plan. Accordingly, pursuant to the undertaking in Item 512(a)(3) of Regulation S-K, the Company is filing this post-effective amendment to the Form S-8 (the “Post-Effective Amendment”) to deregister the Unused Reserve, which have not been, and will not be, issued and sold under the 2016 Plan. The Form S-8 will remain in effect to cover the potential issuance of shares of Common Stock under the 2016 Plan pursuant to the terms of the awards that were outstanding under the 2016 Plan on the Effective Date.

Concurrently herewith, the Company is filing a new registration statement on Form S-8 to register (a) 6,000,000 shares of Common Stock available to be issued and sold pursuant to the 2025 Plan, and (b) up to 1,773,495 shares of Common Stock which were subject to outstanding awards under the 2016 Plan as of the Effective Date and will be available for issuance for future awards under the 2025 Plan to the extent that, on or after the Effective Date, such awards are forfeited (including as a result of the termination or expiration prior to the exercise or vesting of any awards under the 2016 Plan).

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 13, 2025.

LOEWS CORPORATION
(Registrant)

By:	/s/ Marc A. Alpert
Marc A. Alpert
Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on May 13, 2025.

Name	Title or Position

/s/ Benjamin J. Tisch	President, Chief Executive Officer and Director
Benjamin J. Tisch	(principal executive officer)
/s/ Jane J. Wang	Senior Vice President and Chief Financial Officer
Jane J. Wang	(principal financial officer)
/s/ Mark S. Schwartz	Vice President, Chief Accounting Officer and Treasurer
Mark S. Schwartz	(principal accounting officer)
/s/ Ann E. Berman	Director
Ann E. Berman
/s/ Charles D. Davidson	Director
Charles D. Davidson
/s/ Charles M. Diker	Director
Charles M. Diker
/s/ Paul J. Fribourg	Director
Paul J. Fribourg
/s/ Walter L. Harris	Director
Walter L. Harris
/s/ Jonathan C. Locker	Director
Jonathan C. Locker
/s/ Susan P. Peters	Director
Susan P. Peters
/s/ Alexander H. Tisch	Director
Alexander H. Tisch
/s/ James S. Tisch	Director
James S. Tisch

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